Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com	For Immediate Release

U.S. Global Investors Announces Non-Cash Adjustments to Its Financial Statements for Periods Ended March 31, 2021

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SAN ANTONIO, TX–October 18, 2021–U.S. Global Investors, Inc. (Nasdaq: GROW) (the “Company”), a registered investment advisory firm that focuses on specialized markets around the world, announces that it will be restating the consolidated financial statements and related disclosures for non-cash adjustments for the three and nine months ended March 31, 2021.

The restatement of financials is due to adjustments to the fair value of certain securities held as corporate investments. The adjusted corporate investments were purchased in January 2021 and consist of unsecured convertible debentures and stock purchase warrants issued by HIVE Blockchain Technologies (Nasdaq: HIVE) (TSX.V:HIVE) (“HIVE”). The adjustments to the total fair value of the  securities will increase the value of the securities by approximately $5.8 million.

The Company wishes to stress that its quarterly operating revenues and cash flow provided by operating activities have not changed. Operating revenue of $6.4 million for the three months ended March 31, 2021, as reported in May 2021, remains the same.

“This  adjustment has had no impact on the Company’s cash for the period,” says Frank Holmes, the Company’s CEO and Chief Investment Officer. “In fact, we’re so comfortable in the Company’s cash flow and growth opportunities that we recently raised the dividend by 50%.

“It’s important for investors to be aware that a company’s net income is divided into operating income and other income, which includes investment income. For the quarter, U.S. Global Investors’ operating revenue and cash flow have not changed. The investment income that is being adjusted, and the potential gains and losses in the value of warrants and convertibles is a lot more complicated than most people realize, ” Mr. Holmes explains. “To value the various components of the Company’s corporate investment in HIVE, we initially used the Black-Scholes model, discounted cash flow (DFC) method and intrinsic value.  Due to the complexity of the debenture, we are now using the binomial options pricing model, which is a lattice-based model. The net result is a decrease in the income statement and increase in the equity of the balance sheet of approximately $6 million. ‘Other Comprehensive Income’ is not a top-line revenue figure. Changes in ‘Other Comprehensive Income’ impact the equity figure on the balance sheet.”

The net impact of these adjustments to previously reported financial statements is an increase in the Company’s assets of approximately $5.8 million and a decrease in its net income of approximately $5.6 million. The change in the valuation method of the debentures increased the unrealized gain on the balance sheet, and the change in the valuation method of the warrants impacted the income statement.

The Company intends to restate the consolidated financial statements for the periods ended March 31, 2021, on Form 10-Q/A as soon as practicable. The restatement will include the final impact of the adjustments described above.

Immaterial Revision to Loan Forgiveness Classification

The restatement will include an immaterial revision involving a short-term government sponsored loan during the pandemic, for which the Company was granted forgiveness in the quarter ended December 31, 2020. The forgiveness, which the Company recorded as other operating revenue in both the December 31, 2020, and March 31, 2021, financial statements. is now included in other Income.

The Company also intends to file the Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as soon as practicable. The Company did not file its Annual Report by the prescribed due date. The delay is due to additional time needed by the Company to fully evaluate the fair value calculations performed by a third party on certain corporate investments. This process is substantially complete, and the Company is working diligently to file the Annual Report in a timely fashion.

Receipt of Deficiency Letter from Nasdaq

The Company received a standard notification letter dated October 18, 2021 (the “Nasdaq notice”) from the Nasdaq Listing Qualifications Department of Nasdaq notifying the Company it is no longer in compliance with Nasdaq Listing Rule 5250 (c)(1), which requires timely filing of all required financial reports with the U. S. Securities and Exchange Commission.

The Nasdaq notice has no immediate impact on the listing or trading of the Company’s common stock on the Nasdaq Capital Market. The notice provides that the Company has until December 17, 2021, (that is, 60 calendar days from the date of the Nasdaq notice) to submit to Nasdaq a plan (the “Compliance Plan”) to regain compliance with the Nasdaq Listing Rules. If Nasdaq accepts the Compliance Plan, Nasdaq can grant the Company an exception to extend for an additional 180 calendar days from the extended due date of the Form 10-K filing date, or April 11, 2022, to regain compliance. The Company is working diligently to file its Form 10-K.

This announcement is made in compliance with the Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a notification of deficiency.

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

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This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.